Exhibit 99.1
                              Fiscal Quarter Ended
                                  July 31, 2006


Mass Megawatts Wind Power, Inc. (OTC Bulletin Board: MMGW) reports for fiscal quarter ending July 31, 2006.


WORCESTER, MA, September 19, 2006 /PRNewswire-FirstCall/ -- Mass Megawatts Wind Power, Inc. (OTC Bulletin Board: MMGW) www.massmegawatts.com reports a first quarter loss of two cents per share or $71,248. The first fiscal quarter ended July 31, 2006. In the same three month period of the previous year, Mass Megawatts had a net loss of 1.5 cents per share or $45,700.

Mass Megawatts is expected to reduce the cost of producing wind power at least 40% less than the cost of traditional wind power plants. For example, Mass Megawatts uses smaller blades utilizing a fraction of the material per rated kilowatt. Another advantage for Mass Megawatts is the lower maintenance cost with the generators and gearboxes being isolated from problem causing vibration. As a result, it prevents premature failure. Additionally, Mass Megawatts can use air flow enhancement technology that is not cost effective for traditional wind power plants.


For more information, the web site is www.massmegawatts.com and the company can be reached at the phone number of (508) 751-5432.

This press release contains forward-looking statements that could be affected by risks and uncertainties, including but not limited to Mass Megawatts Wind Power, Inc. ability to produce a cost-effective wind energy conversion device. Among the factors that could cause actual events to differ materially from those indicated herein are: the failure of Mass Megawatts Wind Power, Inc. to achieve or maintain necessary zoning approvals with respect to the location of its MAT power developments; the ability to remain competitive; to finance the marketing and sales of its electricity; general economic conditions; and other risk factors detailed in periodic reports filed by Mass Megawatts Wind Power, Inc.

Contact:

Jon Ricker (508) 751-5432
JonRicker@massmegawatts.com

www.massmegawatts.com